OPPENHEIMER CORE EQUITY FUND

                      CERTIFIED RESOLUTIONS OF THE BOARD

                                 June 4, 1998


At a meeting of the Board for the above referenced fund (the "Fund") held on June 4, 1998, the members thereof by unanimous vote of those present adopted and approved the following resolutions:

     "RESOLVED, that Andrew J. Donohue or Robert G. Zack, and each of them, be, and the same hereby is, appointed the attorney-in-fact and agent of Bridget A. Macaskill, as President of the Fund (Principal Executive Officer), and George C. Bowen, as Treasurer of the Fund (Principal Financial and Accounting Officer), with full power of substitution and resubstitution, to sign on the behalf of such officers of the Fund any and all Registration Statements (including any post-effective amendments to such Registration Statements) under the Securities Act of 1933 and the Investment Company Act of 1940 and any amendments and supplements thereto, and other documents in connection thereunder, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission; and be it further

     RESOLVED, that Andrew J. Donohue or Robert G. Zack, and each of them, hereby is authorized, empowered and directed, in the name and on behalf of the Fund, to take such additional action and to execute and deliver such additional documents and instruments as any of them may deem necessary or appropriate to implement the provisions of the foregoing resolution, the authority for the taking of such action and the execution and delivery of such documents and instruments of such documents and instruments to be conclusively evidenced thereby."

In witness whereof, the undersigned has hereunto set his hand this 4th day of June, 1998.



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                                    Robert G. Zack, Assistant Secretary